EXHIBIT 10.1

No.	Description

10.1	Summary of the Compensation of the Directors of AngioDynamics, Inc.

	Annual Cash Retainer (payable in quarterly installments):
	All Board Members	$24,000

	Additional Cash Retainer (payable in quarterly installments):
	Audit Committee Chair	$12,000
	Chairman of the Board	$24,000

	Board and Committee Meeting Fees:
	Board	$1,500/meeting
	Committees
	Chairman	$1,500/meeting
	Members	$750/meeting

	Equity Grants:
	Initial grant to new directors:
	Option for 25,000 shares (48-month vesting period) under the Company’s 2004 Stock and Incentive Award Plan (the “2004 Plan”)

	Annual grant to each director:
	Option for 6,000 shares (36-month vesting period) under the 2004 Plan